Exhibit 99.3
ADVENTRX PRESENTS COFACTOR PHARMACOKINETICS DATA
SAN DIEGO — June 29, 2006 — ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it presented pharmacokinetics data from a study conducted to characterize the levels of CoFactor® in the body before, during and following a two hour infusion. The study found that peak plasma levels of drug from a two hour infusion of 60mg/m2 CoFactor were similar to bolus administration and should be sufficient for biological effect. The results support the use of a two hour administration of 60mg/m2 CoFactor with infusional regimens of 5-fluorouracil (5-FU). A Phase IIb clinical trial is ongoing using CoFactor plus 5-FU in an infusional regimen for first line treatment of metastatic colorectal cancer.
“This PK study demonstrates that we can achieve significant plasma concentrations of CoFactor from a two hour administration, suggesting that CoFactor would be suitable in an infusional regimen, the standard 5-FU administration for metastatic colorectal cancer in Europe,” said Joan M. Robbins, Ph.D., chief scientific officer and executive vice president for ADVENTRX.
The abstract entitled “Pharmacokinetics of 5,10-methylenetetrahydrofolate (CoFactor) administered as a 2-hour infusion” (abstract number 623) was presented at the 8th World Congress on Gastrointestinal Cancer. The conference takes place June 28—July 1, 2006 in Barcelona, Spain.
About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug designed to enhance the activity and reduce associated toxicity of the widely used cancer chemotherapeutic agent 5-fluorouracil (5-FU). CoFactor creates more stable binding of the active form of 5-FU to the target enzyme, thymidylate synthase (TS), improving 5-FU performance. The Company reported Phase II results from an independent radiological assessment that found an objective response of 35% in first line treatment of metastatic colorectal cancer with CoFactor and 5-FU. The Company also reported median time to tumor progression (TTP) of 162 days, preliminary median overall survival of 459 days with no study drug-related grade 3 or grade 4 gastrointestinal or hematological toxicity. The Company initiated a CoFactor Phase III pivotal clinical trial for metastatic colorectal cancer in the U.S. in the second quarter of 2006.
About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing treatments for cancer and infectious disease that surpass the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. More information can be found on the Company’s Web site at www.adventrx.com.
Forward Looking Statement
This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, regarding ADVENTRX. Such statements are made based on management’s current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements regarding ADVENTRX, see the section titled “Risk Factors” in ADVENTRX’s last annual report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other reports that ADVENTRX files from time to time with the Securities and Exchange Commission. All forward-looking statements regarding ADVENTRX are qualified in their entirety by this cautionary statement. ADVENTRX undertakes no obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances which occur after the date hereof.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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